Exhibit 5.1

[LETTERHEAD]

Novmeber 1, 2001

Board of Directors
Axtion Foods, Inc.

Re:	Axtion Foods, Inc. Registration Statement on Form SB-2

Gentlemen:

    I have been retained by Axtion Foods, Inc. ("AXTION") in connection with the Registration Statement (the "Registration Statement") on Form SB-2, to be filed by AXTION with the Securities and Exchange Commission relating to the offering of 6,982,000 shares of common stock of AXTION. You haverequested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

      In connection with the request, we have examined the following:

  1.
  Articles of Incorporation of AXTION;

  2.
  Bylaws of AXTION;

  3.
  The Registration Statement; and

  4.
  Unanimous consent resolutions of AXTION's Board of Directors.

    We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant. Based on the above examination, I am of the opinion that the securities of AXTION to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, and fully paid, and non-assessable under the corporate laws of the State of California.

    We consent to our name being used in the Registration Statement as having rendered the foregoing opinion and as having represented AXTION in connection with the Registration Statement.

Sincerely,

/s/ Kennan E. Kaeder
Kennan E. Kaeder
KEK/jr.